Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BioXcel Therapeutics, Inc.

New Haven, CT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-240118) and Form S-8 (Nos. 333-235282 and 333-238580) of BioXcel Therapeutics, Inc. of our report dated March 12, 2021, relating to the financial statements of BioXcel Therapeutics, Inc., which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Stamford, CT

March 12, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.